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                                                                   Exhibit a(3)

                         CITIFUNDS INSTITUTIONAL TRUST

                            Certificate of Amendment

         The undersigned, being the Assistant Secretary of CitiFunds Institutional Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust's Amended and Restated Declaration of Trust, dated September 28, 2001 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at meetings duly called and held on November 4, 2002 and December 19, 2002, the Establishment and Designation of Classes, Exhibit B to the Declaration of Trust, has been amended to read as set forth in Exhibit B attached to this Certificate.

         IN WITNESS WHEREOF, the undersigned has set her hand this 16th day of January, 2003.

                                            /s/Rosemary D. Emmens
                                            ----------------------------------
                                            Rosemary D. Emmens
                                            Assistant Secretary
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                                                                      Exhibit B

                       AMENDED AND RESTATED ESTABLISHMENT
                           AND DESIGNATION OF CLASSES

         Pursuant to Section 6.10 of the Declaration of Trust of CitiFunds Institutional Trust (the "Trust"), the Trustees have divided the Shares of each series of the Trust (except Citi Institutional Tax Free Reserves) to create the classes of Shares, within the meaning of Section 6.10, listed below. This Establishment and Designation of Classes is being amended and restated in order to change the name of certain classes of Shares of certain Funds and to reflect the division of Shares of Citi Institutional U.S. Treasury Reserves into classes.

                  1. The classes of Shares of Citi Institutional Liquid Reserves are "Class A Shares", "SVB Securities Liquid Reserves Shares" (previously named "SVB Liquid Reserves Shares") and "SVB Securities Institutional Liquid Reserves Shares" (previously named "SVB Institutional Liquid Reserves Shares").

         The classes of Shares of Citi Institutional Cash Reserves are "Class I Shares", "Class O Shares", "Class S Shares", "Class L Shares" and "SVB Securities Horizon Shares" (previously named "SVB Late Day Liquid Reserves Shares").

         The classes of Shares of Citi Institutional Enhanced Income Fund are "Class I Shares", "Class Y Shares," and "SVB Securities Enhanced Income Shares" (previously named "Class O Shares").

         The class of Shares of Citi Institutional U.S. Treasury Reserves is designated "Class A Shares."

         2. Shares of each class are entitled to all the rights and preferences accorded to Shares under the Declaration.

         3. For Shares of each class, the purchase price, the method of determination of the net asset value, the price, the terms and manner of redemption, any conversion feature, the relative dividend rights of holders thereof, and any other rights, privileges, features or qualifications, shall be as determined from time to time by the Trustees of the Trust in accordance with the Declaration as set forth in the current prospectus and statement of additional information of the Trust or any series thereof relating to the class, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended.

         4. A class of Shares of any series of the Trust may be terminated by the Trustees at any time by written notice to the Shareholders of the class.